F.L. Putnam Investment Management Company

Investment Adviser Code of Ethics

(amended 9/23/2020)

© Copyright 2015, National Regulatory Services. All rights reserved.

Table of Contents

Statement of General Policy	3
Standards of Business Conduct	4
Definitions	5
Access Persons	8
Protecting the Confidentiality of Client Information	9
ProhibitionAgainstInsiderTrading	11
Personal Securities Transactions	14
Compliance Procedures	15
Personal Securities Trading Limitations	17
Service as an Officer or Director	18
Gifts and Entertainment	19
Anti-Corruption Practices	20
Whistleblower Policy	21
Reporting Violations and Sanctions	23
Records	24
Acknowledgement	25

Statement of General Policy

This Code of Ethics ("Code") has been adopted by F.L. Putnam Investment Management Company ("F.L. Putnam" or "Firm") and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all employees of F.L. Putnam and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that F.L. Putnam and its employees owe a fiduciary duty to F.L. Putnam's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by F.L. Putnam continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both F.L. Putnam and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that F.L. Putnam has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

F.L. Putnam and its employees are subject to the following specific fiduciary obligations when dealing with clients:

the duty to have a reasonable, independent basis for the investment advice provided;

the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

a duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, F.L. Putnam expects every employee to demonstrate the highest standards of ethical conduct for continued employment with F.L. Putnam. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with the Firm. F.L. Putnam's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer ("CCO"), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with F.L. Putnam.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of F.L. Putnam in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, F.L. Putnam shall endeavor to maintain such information on a confidential basis.

The CCO shall periodically report to senior management of F.L. Putnam to document compliance with this Code.

Standards of Business Conduct

F.L. Putnam places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all F.L. Putnam's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for F.L. Putnam or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Definitions

For the purposes of this Code, the following definitions shall apply:

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund the Firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

"Account" or "covered account" means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person's immediate family (e.g., a spouse or domestic partner, the spouse's or domestic partner's children residing in the same household, or to whom the access person, spouse or domestic partner contributes substantial support), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, exercises investment discretion, controls, or could reasonably be expected to be able to exercise influence or control.

"Advisers Act" means the Investment Advisers Act of 1940, as amended.

"Advisory persons" means employees and certain control persons (and their employees) who make; participate in, or obtain information regarding fund securities transactions or whose functions relate to the making of recommendations with respect to fund transactions.

"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

"Blackout period" represents a time frame during which access persons are prohibited from trading in securities in which client transactions in the same security are being considered or traded.

"Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of F.L. Putnam.

"Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)

Note: A contribution by a limited partner or a limited partnership adviser, a non-managing member of a limited liability company adviser or a shareholder of a corporate adviser is not covered unless such person is also an executive officer or solicitor (or supervisor thereof), or the contribution is an indirect contribution by the adviser, executive officer, solicitor or supervisor.

"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

"Front running" can occur when an individual purchases at a lower price or sells at a higher price before: (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser's securities recommendation to purchase or sell a security while in possession of material nonpublic information.

"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

"Insider" is broadly defined as it applies to F.L. Putnam's Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, is given access to information solely for F.L. Putnam's purposes. A temporary insider can include, among others, F.L. Putnam's attorneys, accountants, consultants, and the employees of such organizations. Furthermore, F.L. Putnam may become a temporary insider of a client it advises or for which it performs other services. If a client expects F.L. Putnam to keep the disclosed non-public information confidential and the relationship implies such a duty, then F.L. Putnam will be considered an insider.

"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

"Investment person" means a supervised person of F.L. Putnam who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls F.L. Putnam and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker- dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless F.L. Putnam or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless F.L. Putnam or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless F.L. Putnam or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

"Restricted list" typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

"Supervised person" means any directors, officers and partners of F.L. Putnam (or other persons occupying a similar status or performing similar functions); employees of F.L. Putnam; and any other person who provides advice on behalf of F.L. Putnam and is subject to F.L. Putnam's supervision and control.

"Tipping" means communication of material nonpublic information to others.

"Watch list securities" typically represent a list of issuers currently being evaluated as potential investment opportunities. Advisers may restrict trading in such securities by one or more of the Firm's securities analysts or may more broadly apply the restriction to some or all access persons.

Access Persons

For purposes of complying with F.L. Putnam's Code of Ethics, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of F.L. Putnam, the Firm gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by F.L. Putnam to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to F.L. Putnam's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding F.L. Putnam's clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. F.L. Putnam does not share Confidential Client Information with any third parties, except in the following circumstances:

•	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. F.L. Putnam shall require that any financial intermediary, agent or other service provider utilized by F.L. Putnam (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by F.L. Putnam only for the performance of the specific service requested by F.L. Putnam;
•	as required by regulatory authorities or law enforcement officials who have jurisdiction over F.L. Putnam, or as otherwise required by any applicable law. In the event F.L. Putnam is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, F.L. Putnam shall disclose only such information, and only in such detail, as is legally required; and to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with F.L. Putnam, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver F.L. Putnam's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with F.L. Putnam, must return all such documents to F.L. Putnam.

Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

F.L. Putnam enforces the following policies and procedures to protect the security of Confidential Client Information:

•	the Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide F.L. Putnam's services to clients;
•	any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, F.L. Putnam and all supervised persons, must comply with SEC Regulation SP, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, F.L. Putnam has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts"). F.L. Putnam has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing F.L. Putnam's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and F.L. Putnam to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and F.L. Putnam may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of F.L. Putnam and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by F.L. Putnam), while in the possession of material, nonpublic information, nor may any personnel of F.L. Putnam communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to F.L. Putnam's securities recommendations and client securities holdings and transactions.

What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by F.L. Putnam ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO;
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm;
•	Do not communicate the information inside or outside the Firm, other than to the CCO; and
•	After the CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of F.L. Putnam or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, F.L. Putnam must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

Following each telephone call or meeting with corporate insiders, experts or consultants, a designated attendee must complete the Insider Trading Log, which among other fields, requires the disclosure of the name of the firm contacted, topics discussed and whether any material non-public information was possibly revealed or shared. The Chief Compliance Officer will review the log no less frequently than monthly and decide whether any securities should be placed on F.L.Putnam’s watch list or restricted list. On a sample basis, the Chief Compliance Officer or her designee may physically attend meetings with insiders to ensure that the Insider Trading Log is being completed fully and accurately.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of F.L. Putnam and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although F.L. Putnam does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a "restricted list" for a variety of reasons. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

The CCO may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list, unless the transaction takes place as part of the firm’s strategy(ies), as listed in Exhibit A, in which a supervised person is invested and over which transaction the supervised person has no influence or control.

Personal Securities Transactions

General Policy

F.L. Putnam has adopted the following principles governing personal investment activities by F.L. Putnam's supervised persons:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Supervised persons must not take inappropriate advantage of their positions.

Participation in IPOs

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved will be subject to continuous monitoring for possible future conflicts. In case of partial fills, eligible client accounts will be filled before any employees are allowed to participate in an Initial Public Offering being purchased through F.L. Putnam.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. In case of partial fills, eligible client accounts will be filled before any employees are allowed to participate in a private or a limited offering being purchased through F.L. Putnam.

Pre-Clearance Required for Securities on Restricted List

Certain securities may be placed on a restricted list because they fall below a capitalization threshold established by F.L. Putnam. The threshold, as well as the types of securities subject to the threshold, may be amended from time to time by F.L. Putnam. Typically, capitalization thresholds resulting in placement on a restricted list will be applied to individual securities and not mutual funds or exchange traded funds. However, F.L. Putman may place certain mutual funds or exchange traded funds on a restricted list for a variety of perceived risks and/or potential conflicts of interests. Any changes to a restricted list will be promptly communicated to all supervised persons.

Compliance Procedures

1.	Initial Holdings Report

Every supervised person shall, no later than ten (10) days after the person becomes a(n) supervised person, file an initial holdings report containing the following information for any reportable security:

•	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the individual becomes a supervised person;
•	the account name and the name of any broker, dealer or bank, with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and
•	the date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a(n) supervised person.

2.	Annual Holdings Report

Every supervised person shall, January 31, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information for any transaction in a reportable security:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;
•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the reportable security at which the transaction was effected;
•	the name of the broker, dealer or bank with or through whom the transaction was effected; and the date the report is submitted by the supervised person.

If, however, the access person has arranged for the CCO or other designee to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the access person to separately complete quarterly transaction reports, annual holdings reports or initial holdings reports.

4.	Exempt Transactions

A(n) supervised person need not submit a report with respect to:

•	transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;
•	the access person may be required to submit a Personal Securities Reporting Exemption form for each such account;
•	transactions effected pursuant to an automatic investment plan, e.g., a dividend retirement plan;
•	a quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that F.L. Putnam holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; and
•	any transaction or holding report if F.L. Putnam has only one supervised person, so long as the Firm maintains records of the information otherwise required to be reported.

5.	Monitoring and Review of Personal Securities Transactions

The CCO, or such other individual(s) designated in this Code of Ethics, shall monitor and review all reports required under the Code for compliance with F.L. Putnam's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of supervised persons regarding Personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by F.L. Putnam. Any transactions for any accounts of the CCO shall be reviewed and approved by the President, or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and shall inform such supervised persons of their reporting obligations.

6.	Education

As appropriate, F.L. Putnam will provide employees with periodic training regarding the Firm's Code of Ethics and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

7.	General Sanction Guidelines

It should be emphasized that all required filings and reports under the Firm's Code of Ethics shall be monitored by the CCO or such other individual(s) designated in the Code. The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing F.L. Putnam to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Personal Securities Trading Limitations

As previously stated, F.L. Putnam's fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty includes first and foremost the duty at all times to place the interests of clients first. As such, F.L. Putnam expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

Although F.L. Putnam's policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances F.L. Putnam retains the discretionary authority to impose limitations on the personal trading activities of the access person.

Furthermore and as part of F.L. Putnam's oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Any questions concerning this policy should be directed to the CCO or the access person's designated reviewer.

Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of F.L. Putnam's clients.

Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. F.L. Putnam has adopted the policies set forth below to guide supervised persons in this area.

General Policy

F.L. Putnam's policy with respect to gifts and entertainment is as follows:

•	giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•	no supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of F.L. Putnam;
•	supervised persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving F.L. Putnam, or that others might reasonably believe would influence those decisions;
•	modest gifts, entertainment and favors, (below the $300 stated threshold described below) which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; and
•	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

Reporting Requirements

Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of F.L. Putnam, including gifts, entertainment or gratuities with a value in excess of 300 US Dollars per year must obtain consent from the CCO or alternate designee before accepting such gift or entertainment.

F.L. Putnam's policy prohibits any supervised person seeking to provide or offer any gift to existing clients, prospective clients, or any person or entity that does business with or on behalf of F.L. Putnam without obtaining pre-approval from the CCO or alternate designee.

These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with F.L. Putnam.

The gift reporting requirements are for the purpose of helping F.L. Putnam monitor the activities of its employees. However, the reporting of a gift does not relieve any supervised person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

Anti-Corruption Practices

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U.S. Foreign Corrupt Practices Act of 1977 as amended (the "FCPA") and the U.K. Bribery Act 2010 (the "Bribery Act"). Both these laws make it illegal for U.S. citizens and companies, including their employees, directors, stockholders, agents and anyone acting on their behalf (regardless of whether they are U.S. citizens or companies), to bribe non-U.S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.

The following summarizes F.L. Putnam's Anti-Corruption policies:

General Policy

Every employee has a responsibility for knowing and following the Firm's policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. Senior Management has overall supervisory responsibility for the Firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and Firm's personnel at risk. Therefore, while managers and Senior Management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of the Firm's policies to a member of the Firm's Senior Management and/or the CCO.

•	Because of regulatory implications, employees are prohibited from providing anything of value to a foreign government official without first obtaining approval from a designated officer of the Firm;
•	Employees are prohibited from making any facilitation payments;
•	Our HR policies ensure that no employee shall suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business;
•	Employees should contact the CCO or other designee directly with any questions concerning the Firm's practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions);
•	Internal reports shall be handled promptly and discretely, with the overall intent to maintain the anonymity of the individual making the report. When appropriate, investigations of such reports may be conducted by independent personnel;
•	Employees are required to provide annual written certification of his/her commitment to abide by the Firm's anti-corruption policy; and
•	Employees are required to promptly report to the CCO or other designated officer any incident or perceived incident of bribery, consistent with our Firm's Whistleblower reporting procedures; such reports shall be investigated and handled promptly and discretely.

Violations of the Firm's anti-corruption policies may result in disciplinary actions up to and including termination of employment.

Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, central to our Firm's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of

F.L. Putnam evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for

F.L. Putnam, our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's President or a similarly designated officer, has overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another.

Improper conduct on the part of any employee puts the Firm and Firm's personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of the Firm's policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

F.L. Putnam's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Reports of violations or suspected violations must be reported to the CCO or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable F.L. Putnam to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

Communicating Directly with Regulators

Although the Firm encourages its supervised persons or former supervised persons to report any violations internally so that they can be addressed quickly and effectively, nothing in this Code of Ethics, the Firm’s Compliance Manual or any other documents should be construed to prohibit supervised persons or former supervised persons from voluntarily communicating with the SEC or other authorities regarding possible violations of law or from recovering an SEC whistleblower award. No restrictive employment agreements, covenants or severance agreements should be construed to in any way impede a supervised person’s or former supervised person’s right to contact the SEC or other authorities.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith, either internally or to a regulatory authority, will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO or, provided the CCO also receives such reports, to an alternate designee all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	a record of any violation of F.L. Putnam's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of F.L. Putnam;
•	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports during the past five years;
•	a list of all persons who are, or within the preceding five years have been, access persons; and
•	a record of any decision and reasons supporting such decision to approve an access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Acknowledgement

All supervised persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.